Exhibit 99.1

resTORbio Reports Fourth Quarter and Full Year 2018 Financial Results

Positive End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA); Phase 3 program of RTB101 expected to initiate in 2Q19

Phase 1b/2a trial of RTB101 in combination with sirolimus in Parkinson’s disease (PD) expected to initiate in 1Q19

BOSTON, Massachusetts, March 18, 2019 – resTORbio, Inc. (Nasdaq:TORC), a clinical-stage biopharmaceutical company developing innovative medicines that target the biology of aging to prevent or treat age-related diseases, today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2018.

“In 2018, we made substantial progress advancing RTB101, our selective TORC1 inhibitor product candidate. We reported positive Phase 2b data showing that RTB101 10 mg once daily reduced the incidence of respiratory tract infections, or RTIs, and infections of any kind, in elderly subjects. Recently we announced a positive End-of-Phase 2 meeting with the FDA and expect to initiate the Phase 3 program in the second quarter of 2019,” said Chen Schor, Co-Founder, President and CEO of resTORbio. “Additionally, we look forward to initiating our Phase 1b/2a clinical trial in Parkinson’s disease this quarter and continuing to expand our team and pipeline to broadly address aging-related diseases.”

Recent Highlights and Outlook

Expanding Drug Discovery Capabilities to Target the Biology of Aging: The Company is expanding its drug discovery capabilities to develop additional TORC1 inhibitor candidates, as well as exploring other pathways that underly the aging process. resTORbio’s lead program is targeting TORC1, which is a well-validated signaling pathway associated with the biology of aging.

Plans to Initiate Phase 3 Program Following End-of-Phase 2 Meeting with the FDA: resTORbio recently announced the design of its Phase 3 program for RTB101 10 mg once daily, following its End-of-Phase 2 meeting with the FDA. The Company is planning to conduct two randomized, double-blinded, placebo-controlled Phase 3 clinical trials assessing 10 mg of RTB101 once daily versus placebo for 16 weeks. The trials are expected to enroll subjects 65 years of age or older, excluding current smokers and subjects with chronic obstructive pulmonary disease (COPD). Results from two Phase 2 clinical trials enrolling more than 900 elderly subjects support the selection of the dose and patient population that will be used in the Phase 3 program. The primary endpoint of both Phase 3 trials will be a reduction in the percentage of subjects with clinical symptoms consistent with an RTI based on prespecified diagnostic criteria (defined as clinically symptomatic respiratory illness) with or without laboratory-confirmation of a pathogen. The Company plans to enroll approximately 1,000 subjects in the first Phase 3 clinical trial starting in the southern hemisphere in the second quarter of 2019 and approximately 1,600 subjects in the second Phase 3 clinical trial starting in the northern hemisphere in the fourth quarter of 2019.

Initiation of a Phase 1b/2a Trial in PD Expected in the First Quarter of 2019: Selective and broad inhibition of TORC1 has been shown to extend lifespan and ameliorate a number of aging-related diseases in several preclinical studies across multiple species, including models of neurodegenerative diseases such as PD. TORC1 inhibition with RTB101, in combination with sirolimus, a rapalog, may ameliorate PD by potentially inducing autophagy to clear protein aggregates in neurons, increasing lysosomal biogenesis and decreasing glucosylceramide (GL1) synthesis. As neurodegenerative diseases such as PD are associated with the accumulation of aggregated toxic proteins, the Company believes the induction of autophagy with RTB101 in combination with a rapalog may have potential therapeutic benefit for patients with PD. The Company plans to initiate a Phase 1b/2a trial in patients with PD by the end of the first quarter of 2019.

Corporate Updates

•	In February 2019, resTORbio appointed Erkan Baloglu, Ph.D., M.B.A., as Vice President of Drug Discovery and Medicinal Chemistry.
•	In December 2018, resTORbio appointed William Marshall, M.D., as Vice President of Medical Sciences.

Fourth Quarter and Full Year 2018 Financial Results

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R&D Expenses: Research and development (R&D) expenses were $4.3 million for the three months ended December 31, 2018 and $31.1 million for the year ended December 31, 2018, as compared to $6.8 million for the three months ended December 31, 2017 and $16.8 million for the year ended December 31, 2017. The increase in R&D expenses year-over-year was primarily due to the Company’s completed Phase 2b trial in RTIs and preparations for its Phase 3 clinical trials.

•

G&A Expenses: General and administrative (G&A) expenses were $2.0 million for the three months ended December 31, 2018 and $8.6 million for the year ended December 31, 2018, as compared to $0.7 million for the three months ended

December 31, 2017 and $2.0 million for the year ended December 31, 2017. The increase in G&A expenses year-over-year was primarily due to an increase in headcount as well as increased operating costs as a result of the Company’s transition from a private company to a public company, including legal, accounting, insurance and investor relations expenses.

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Net Loss: Net loss was $5.8 million, or $0.21 per share, for the three months ended December 31, 2018, and $37.6 million, or $1.42 per share, for the year ended December 31, 2018. Net loss was $23.1 million, or $5.11 per share, for the three months ended December 31, 2017, and $33.8 million, or $8.42 per share, for the year ended December 31, 2017.

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Cash and Cash Equivalents: Cash, cash equivalents and marketable securities were $108.0 million as of December 31, 2018, as compared to $53.3 million as of December 31, 2017. The Company expects that current cash, cash equivalents and marketable securities as of December 31, 2018 will be sufficient to fund its operating expenses at least into the second quarter of 2020.

About resTORbio

resTORbio, Inc. is a clinical stage biopharmaceutical company developing innovative medicines that target the biology of aging to prevent or treat age-related diseases. resTORbio’s lead program selectively inhibits TORC1, an evolutionarily conserved pathway that contributes to the decline in function of multiple organ systems, including the immune, cardiovascular and central nervous systems. Learn more about resTORbio, Inc. at https://www.restorbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding  our ability to expand our drug discovery capabilities to develop additional TORC1 inhibitors, our plans to initiate a Phase 1b/2a clinical trial of RTB101 in combination with sirolimus in Parkinson’s disease during the first quarter of 2019, our plans to develop RTB101 alone or in combination with rapalogs, including the therapeutic potential and clinical benefits thereof and the potential patient populations that may be addressed by our product candidates, our ongoing and future clinical trials for RTB101 , including the timing of the initiation and anticipated results of these trials, the continued expansion of our pipeline into Parkinson’s disease and UTIs, the intended regulatory path for our product candidates and interactions with regulatory authorities, our ability to replicate results achieved in our clinical trials in any future trials, our cash position and expected cash runway, our expectations regarding our uses of capital, expenses, future accumulated deficit and other 2018 financial results, and our ability to fund operations at least into the second quarter of 2020, constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.

Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our planned Phase 3 clinical trials in RTIs and/or development of RTB101, either alone or in combination with a rapalog, such as everolimus or sirolimus; our ability to successfully demonstrate the efficacy and safety of our lead product candidate; the clinical results for our lead product candidate which may not support further development of additional indications; uncertainties related to the results of our clinical trials predictive of future results in connection with future trials, including our planned Phase 3 clinical trials; the timing and outcome of our planned interactions with regulatory authorities; and obtaining, maintaining and protecting our intellectual property; as well as those risks more fully discussed in the section entitled “Risk Factors” in the Annual Report on Form 10-K filed by resTORbio, Inc. with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. resTORbio explicitly disclaims any obligation to update any forward-looking statements.

Investor Contact
Jennifer Robinson

resTORbio, Inc.

857-772-7029

jrobinson@restorbio.com

Media Contact

Amir Khan
Biosector 2

212-462-8767
Amir.Khan@Syneoshealth.com

RESTORBIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$4,349	$6,792	$31,065	$16,839
General and administrative	2,011	731	8,640	2,043
Total operating expenses	6,360	7,523	39,705	18,882
Loss from operations	(6,360)	(7,523)	(39,705)	(18,882)
Other income (expense), net	629	(15,531)	2,117	(14,896)
Loss before income taxes	(5,731)	(23,054)	(37,588)	(33,778)
Income tax expense	26	—	26	—
Net loss	$(5,757)	$(23,054)	$(37,614)	$(33,778)
Net loss per share —basic and diluted	$(0.21)	$(5.11)	$(1.42)	$(8.42)
Weighted-average number of common shares used in net loss per share — basic and diluted	28,051	4,515	26,439	4,010

RESTORBIO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents and marketable securities	$108,028	$53,349
Prepaid expenses and other current assets	1,506	876
Deferred offering costs	—	929
Total current assets	109,534	55,154
Restricted cash	84	—
Property and equipment, net	321	39

Total assets	$109,939	$55,193

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,989	$1,515
Accrued liabilities	2,727	3,987
Total current liabilities	5,716	5,502
Other liabilities	19	—
Total liabilities	5,735	5,502

Redeemable convertible preferred stock	—	81,620

Stockholders' equity (deficit):
Common stock	3	1
Additional paid-in capital	175,635	1,849
Accumulated deficit	(71,393)	(33,779)
Accumulated other comprehensive loss	(41)	—
Total stockholders' equity (deficit)	104,204	(31,929)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$109,939	$55,193